Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit

Exhibit 99.1

GRANT THORNTON LLP            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Grant Thornton Tower
171 N. Clark Street, Suite 200
Chicago, IL 60601-3370

D +1 312 856 0200
F +1 312 565 4719

Board of Directors
Elkay Manufacturing Company

Opinion
We have audited the accompanying consolidated carve-out financial statements of Elkay Manufacturing Water Solutions Business Unit which comprise the consolidated balance sheets as of January 1, 2022 and January 2, 2021, and the related consolidated statements of income, comprehensive income, changes in divisional equity, and cash flows for each of the three years in the period ended January 1, 2022, and the related notes to the consolidated carve-out financial statements.
In our opinion, the accompanying consolidated carve-out financial statements present fairly, in all material respects, the financial position of Elkay Manufacturing Water Solutions Business Unit as of January 1, 2022 and January 2, 2021, and the results of its operations and its cash flows for the three years in the period ended January 1, 2022 in accordance with accounting principles generally accepted in the United States of America.
Basis for opinion
We conducted our audits of the consolidated carve-out financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated carve-out financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated carve-out financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated carve-out financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Exhibit 99.1
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated carve-out financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated carve-out financial statements.
In performing an audit in accordance with US GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated carve-out financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated carve-out financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.
/s/ GRANT THORNTON LLP
Chicago, Illinois
March 15, 2022

Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Income
(In thousands, except share data)

	January 1, 2022	January 2, 2021	December 28, 2019

Net sales	$566,824	$470,779	$451,377
Cost of products sold	372,943	291,754	276,144

Gross profit	193,881	179,025	175,233

Expenses:
Selling	84,418	75,778	65,751
Administrative and general	59,346	49,851	48,735
	143,764	125,629	114,486

Operating income	50,117	53,396	60,747

Interest expense	(206)	—	(75)
Investment income	7,079	3,936	5,626
Other income (expense), net	1,245	38	1,051
Income before income taxes	58,235	57,370	67,349
Income tax expense	(12,070)	(12,528)	(12,556)

Net income	$46,165	$44,842	$54,793

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Comprehensive Income
(In thousands)

	January 1, 2022	January 2, 2021	December 28, 2019

Net income	$46,165	$44,842	$54,793

Other comprehensive (loss) income:
Cumulative translation adjustment	(638)	(265)	590
Unrealized gains (loss) on available-for-sale securities, net of tax of 2021 - ($1,837), 2020 - $1,354, 2019 - $521	(5,978)	4,408	1,693
Defined-benefit and other retirement plans:
Unrecognized actuarial gain (loss), net of tax of 2021- $96, 2020 - ($54), 2019 - ($451)	303	(172)	(1,410)
Unamortized prior service credit (cost), net of tax of 2021- $258, 2020 - $84, 2019 - ($342)	846	275	(1,112)

Total other comprehensive income (loss)	(5,467)	4,246	(239)

Comprehensive income	$40,698	$49,088	$54,554

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit
Consolidated Balance Sheets
(In thousands)

	January 1, 2022	January 2, 2021
Assets
Current assets:
Cash and cash equivalents	$65,822	$50,035
Available-for-sale securities	—	13,064
Trade and other receivables, less allowance for doubtful
accounts (2021 - $155; 2020 - $129)	85,223	76,381
Inventories, net	99,183	51,523
Prepaid expenses and other current assets	11,536	9,716

Total current assets	261,764	200,719

Other assets:
Available-for-sale securities	—	197,330
Goodwill	33,609	29,331
Intangibles, net	8,900	4,210
Deferred tax assets	15,448	12,868
Operating lease right-of-use assets	46,855	38,839
Nonqualified plan assets	34,317	31,155
Other assets	11,786	14,971

Total other assets	150,915	328,704

Land, buildings, and equipment - Net
Land and improvements	5,609	5,612
Buildings and improvements	57,679	56,165
Machinery and equipment	197,356	186,990
Accumulated depreciation and amortization	(199,227)	(189,842)

Total land, buildings, and equipment - net	61,417	58,925

Total assets	$474,096	$588,348

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit
Consolidated Balance Sheets
(In thousands)

	January 1, 2022	January 2, 2021
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,577	$16,353
Accrued expenses and other current liabilities	53,374	43,996
Customer deposits and other contract liabilities	455	231
Salaries and wages payable	23,052	18,127
Current operating lease liabilities	4,151	2,642
Current maturities of long term debt	2,577	—

Total current liabilities	109,186	81,349

Noncurrent liabilities:
Accrued pension and other liabilities	20,683	25,253
Nonqualified plan liabilities	28,056	27,587
Noncurrent operating lease liabilities	52,057	44,776
Long term debt, less current maturities	47,141	—

Total noncurrent liabilities	147,937	97,616

Total liabilities	257,123	178,965

Divisional equity:
Divisional equity	229,475	416,418
Accumulated other comprehensive loss	(12,502)	(7,035)

Total divisional equity	216,973	409,383

Total liabilities and divisional equity	$474,096	$588,348

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Cash Flows
(In thousands)

	January 1, 2022	January 2, 2021	December 28, 2019
Operating activities:
Net income	$46,165	$44,842	$54,793
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for depreciation and amortization	12,964	10,290	13,182
Provision for deferred income taxes	(1,000)	—	(2,705)
Provision for losses/(gains) on receivables	44	—	(422)
Gains from derivatives and investments	(8,314)	(1,736)	(3,712)
(Gains)/losses from sale of fixed assets and intangible	(124)	(934)	71
Amortization of operating lease right-of-use assets	3,919	2,989	—
Impairment of cost method investments	2,577	—	—
Changes in operating assets and liabilities:
Accounts receivable	(6,085)	(14,172)	(3,883)
Inventories	(40,630)	2,910	(9,336)
Operating lease liabilities	(3,145)	(2,303)	—
Payables and accrued expenses	16,494	10,918	(7,085)
Other	(729)	7,646	5,650
Net cash provided by operating activities	22,136	60,450	46,553
Investing activities:
Additions to land, buildings, and equipment	(12,755)	(11,602)	(17,907)
Proceeds from sale of land, buildings, and equipment	254	3,931	52
Available-for-sale securities:
Purchases	(7,118)	(66,208)	(168,969)
Proceeds from sales	215,041	50,571	52,767
Proceeds (payments) for other investment activity	894	—	(578)
Proceeds from derivative settlements	1,991	103	548
Payments for acquisitions, net of cash	(20,009)	—	—
Net cash (used in) provided by investing activities	178,298	(23,205)	(134,087)
Financing activities:
Sale of common stock	6,360	2,677	2,614
Repurchase of common stock	(158)	(1,569)	(2,349)
Dividends paid	(227,784)	(20,535)	(21,471)
Capital contribution	—	—	105,142
Return of capital	(11,865)	(9,651)	—
Proceeds from long-term debt	49,718	—	—
Other financing activities	(718)	(789)	(926)
Net cash (used in) provided by financing activities	(184,447)	(29,867)	83,010
Effect of exchange rates on cash	(200)	253	285
Increase/(decrease) in cash and cash equivalents	15,787	7,631	(4,239)
Cash and cash equivalents at beginning of reporting period	50,035	42,404	46,643
Cash and cash equivalents at end of reporting period	$65,822	$50,035	$42,404

Supplemental disclosure of cash flow information
Cash paid for income taxes (net of refunds received)	$9,887	$8,852	$11,833
Purchases of property, plant and equipment in accrued liabilities, accounts payable, and other long term liabilities at the end of the year	944	1,326	2,056
Cash paid during the period for lease liabilities	5,205	4,056	—
Right-of-use assets obtained in exchange for lease liabilities	11,984	9,618	—

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.1
Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Divisional Equity
(In thousands)

	Divisional Equity	Accumulated Other Comprehensive Loss	Total

Balance December 29, 2018	$262,808	$(11,042)	$251,766
Net income	54,793	—	54,793
Other comprehensive (loss) income	—	(239)	(239)
Increase in divisional equity	78,157	—	78,157

Balance December 28, 2019	$395,758	$(11,281)	$384,477

Net income	44,842	—	44,842
Other comprehensive (loss) income	—	4,246	4,246
Decrease in divisional equity	(24,182)	—	(24,182)

Balance January 2, 2021	$416,418	$(7,035)	$409,383

Net income	46,165	—	46,165
Other comprehensive (loss) income	—	(5,467)	(5,467)
Decrease in divisional equity	(233,108)	—	(233,108)

Balance January 1, 2022	$229,475	$(12,502)	$216,973

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.1
Notes to the Consolidated Carve-Out Financial Statements
(In thousands)

Note A – Summary of Significant Accounting Policies

Description of Business and Principles of Consolidation

Elkay Manufacturing Water Solutions Business Unit (the “Company”) manufactures stainless steel sinks, faucets, and drinking water products in the United States and Mexico and distributes and installs its products worldwide.

The accompanying consolidated carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions are eliminated in consolidation. The Company’s fiscal year ends on the Saturday closest to December 31. The consolidated carve-out financial statements have been prepared from the books and records maintained by Elkay Manufacturing Company (the “Parent”).

The Company’s consolidated carve-out financial statements for the fiscal years 2021, 2020 and 2019 are prepared on a “carve-out” basis using the management approach consistent with the merger transaction referenced in the subsequent events footnote (Note V). The accompanying financial statements were derived from the Parent’s consolidated carve-out financial statements and accounting records for Water Solutions Business Unit. The consolidated carve-out financial statements, prior to the carve-out, reflect the Parent’s historical financial position, results of operations, and cash flows as they were historically managed in accordance with GAAP. Certain balances and transactions that are accounted for at the Parent’s corporate level have been allocated to the Company for purposes of carve-out financial reporting and are reflected in the accompanying balance sheets and statements of income. Accordingly, the accompanying consolidated carve-out financial statements may not necessarily be indicative of the results of operations that would have been obtained if the Company had operated as an independent entity.

In addition, for purposes of preparing the financial statements on a “carve-out” basis, a portion of the total corporate expenses of the Parent were allocated based on a percentage of gross revenue for the Water Solutions and Interiors Systems business units. These expense allocations included the cost of corporate functions and resources provided by at the Parent’s corporate level, including executive management, finance, accounting, legal, human resources, and the related benefit costs associated with such functions. All assets and liabilities held at the Parent’s corporate level were specifically identified and included in the Company’s carve-out assets and liabilities. The Company’s carve-out financial statements include all investing and financing activities relatable to those sources and uses derived from the Parent’s corporate level activities. Management believes that the Company’s approach to these carve-out allocations is reasonable.

Foreign Currency Translation and Foreign Operations

The Company has a subsidiary in Mexico which uses local currency as their functional currency. Accordingly, assets and liabilities are translated into the reporting currency at the fiscal year-end exchange rates. Revenues and expenses are translated at average exchange rates for the year. Adjustments from the translation process are recorded as a component of Accumulated other comprehensive loss classified in Divisional Equity.

The Company’s consolidated statements of income include a net gain of $3,051 in 2021, $1,084 in 2020, and $758 in 2019 from foreign operations.

The Company recorded a gain of $270 in 2021, a loss of $264 in 2020, and a gain of $432 in 2019 on foreign currency transactions included in other income (expense), net in the consolidated statements of income.

Cash and Cash Equivalents

Cash equivalents represent highly liquid investments with a maturity of three months or less when purchased and approximate their fair value.

The Company had deposits in excess of federally insured limits at January 1, 2022 and January 2, 2021. The Company maintained $14,470 and $15,195 in cash balances at financial institutions outside of the United States of America as of January 1, 2022 and January 2, 2021, respectively. The Company has not experienced any losses on such amounts and believes it is not subject to significant risks related to cash.

Accounts Receivable

The Company sells to a large number of customers, and trade accounts receivable consist primarily of amounts due to the Company from its normal business activities. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. The Company maintains an allowance to reflect the expected amount of accounts receivable that will not be realized, based on past collection history and risks identified among uncollectible accounts. Trade accounts receivable are charged to the allowance when the Company determines that the receivable may not be collectible. Trade accounts receivable balances are determined to be delinquent when the amount is past due based on the payment terms with the customer.

Our allowance for doubtful accounts changed during the fiscal year ended January 1, 2022 and January 2, 2021 as follows:

	January 1, 2022	January 2, 2021
Beginning balance	$(129)	$(264)
Amount of (benefit) to expense	(44)	—
Deductions and adjustments	18	135
Ending balance	$(155)	$(129)

Concentration of Credit Risk

Financial instruments that subject us to concentrations of credit risk consist principally of accounts receivable. We perform ongoing credit evaluations of our customers' financial conditions and generally do not require collateral to secure accounts receivable. Our exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within the semiconductor industry, pipeline and adjacent industries, and the global economy. We have not experienced significant losses relating to accounts receivable from individual customers or groups of customers. We have one customer that accounted for 16.4% of total revenue in 2021, 16.2% of total revenue in 2020, and 17.3% of total revenue in 2019. Our net accounts receivable balance from this customer was 13.5% and 19.1% in 2021 and 2020, respectively.

Available-for-Sale Securities

Available-for-sale securities are carried at fair value with unrealized gains and losses, net of tax, reported in a separate component of divisional equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums to the earliest call date and accretion of discounts to maturity. Such amortization is included in investment income. The Company applies settlement date accounting for the sale of its securities. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the average cost method, calculated for each security investment. Interest and dividends on securities classified as available-

Exhibit 99.1
for-sale are included in investment income. Securities with maturities in excess of one year are classified as noncurrent and all other available-for-sale securities are classified as current. Some debt securities may have experienced declines in value. In fiscal 2021, the Company decided to sell all available-for-sale securities in order to finance dividend distribution.

Fair Value Measurements

The Company is required to establish fair value using a three-tier hierarchy, which prioritizes the inputs used in measuring fair value. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgement. The three levels are defined as follows:

Level 1 - Quoted prices for identical instruments in active markets.
Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations, in which all significant inputs are observable in active markets.
Level 3 - Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value based on their short-term nature.

Inventories

Inventories are stated at the lower of cost or net realizable value and include raw materials, direct labor and manufacturing overhead. Cost is determined using the last-in, first-out (“LIFO”) method for valuing inventories at some of our domestic operations, 81.3% and 86.5% of total inventories in fiscal years 2021 and 2020, respectively. The cost of inventories of the foreign and certain domestic operations are based on the average cost method or first in, first out (“FIFO”) method. The value of the inventories is reduced for estimated excess and obsolete inventories, based on a review of on-hand inventories compared to historical and estimated future sales and usage.

Goodwill and Other Intangible Assets

We record the excess of purchase cost over the fair value of net tangible assets of acquired companies as goodwill or other identifiable intangible assets. Goodwill is tested for impairment at least annually in the fourth quarter and written down when impaired. An interim impairment test is performed if an event occurs or conditions change that would more likely than not reduce the fair value of the reporting unit below the carrying value. To evaluate the recoverability of goodwill, the Company first assessed qualitative factors to determine whether it is more likely than not that goodwill is impaired including factors regarding the impact of COVID-19 in its business (this assessment is commonly referred to as Step 0). Qualitative factors include changes in volume, margin, customers, and the industry. If it is deemed more likely than not that goodwill for the reporting unit is impaired, the Company will perform a quantitative impairment test using a weighting of the income and market approaches.

Purchased intangible assets other than goodwill are amortized over their useful lives unless those lives are determined to be indefinite. The determination of the useful life of an intangible asset other than goodwill is based on factors including historical tradename performance with respect to name recognition, geographic market presence, market share, plans for ongoing tradename support and promotion, customer attrition rates, and other relevant factors. Indefinite-lived intangible assets are not amortized but are evaluated at least annually to determine whether the indefinite useful life is appropriate. The Company measures the fair value of identifiable intangible assets upon acquisition and reviews for impairment annually in the fourth quarter and whenever market or business events indicate there may be a potential impairment of that intangible asset.

In 2021 and 2020, the Company performed its annual impairment test of goodwill using a Step 0 approach by performing a qualitative analysis, including the impact of COVID-19 on its future cashflows, to assess whether relevant events and circumstances regarding general economic conditions, regulatory changes and the Company’s financial performance make it more likely than not that the Company’s fair value for each reporting unit is less than its carrying amount. The Company concluded that there was no goodwill impairment in 2021 and 2020.

We review our other indefinite-lived intangible assets for impairment annually, in the fourth quarter, or as events occur or circumstances change that indicate the assets may be impaired without regard to the business unit. Potential impairment is identified by comparing the fair value of the other indefinite-lived intangible asset to its carrying value. We utilize a relief-from-royalty model to estimate the fair value of other indefinite-lived intangible assets. We consider the implications of both external (e.g., market growth, competition and local economic conditions) and internal (e.g., product sales and expected product growth) factors and their potential impact on cash flows related to the intangible asset in both the near and long-term. We also consider the profitability of the business, among other factors, to determine the royalty rate for use in the impairment assessment. We utilize our weighted average cost of capital as the basis to determine the discount rate to apply to the estimated future cash flows including a risk premium to increase the discount rate.

The estimated useful lives used to amortize definite-lived intangible assets are as follows:

Weighted Average Life
Tradenames	11 years or indefinite
Developed technology	4 years
Customer relationships	13 years
Non-compete agreements	6 years

Property, Plant, and Equipment

We report property, plant, and equipment at cost, less accumulated depreciation. Cost includes the price paid to acquire or construct the assets, required installation costs, and any expenditure that substantially adds to the value or substantially extends the useful life of an existing asset. The Company begins depreciation and amortization (“depreciation”) for property, plant, and equipment when an asset is both in the location and condition for its intended use. Property, plant, and equipment is depreciated using the straight-line method over its estimated useful lives.

The provision for depreciation is computed mostly by straight-line using the following estimated useful lives:

Land improvements	6 to 15 years
Buildings and improvements	3 to 40 years
Machinery and equipment	3 to 10 years

Depreciation on leasehold improvements is computed over the shorter of the useful lives of the improvements or the lease term.

Expenditures for routine maintenance are expensed as incurred, while major expenditures that extend the useful life of a fixed asset are capitalized.

Exhibit 99.1
Long-Lived Asset Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets is not recoverable and that it exceeds the assets’ fair value. If the expected future undiscounted cash flows from the use and eventual disposition of the asset or asset group are less than the carrying amount of the assets, an impairment loss is recognized. An impairment loss is measured as the difference between the fair value and the carrying value of the assets. The Company had no long-lived asset impairments during the years ended January 1, 2022 and January 2, 2021.

Government Grants

In connection with the construction of a manufacturing facility in 2005, the Company received government grants in the form of cash and land totaling $6,205. Subject to certain conditions, the grants defray a portion of the employment and capital costs of the new facility. In 2009, the Company negotiated an extension of the employment conditions of the grant to end in 2016. The value of the employment related grants is being recognized over the term of the required employment terms, while the value of the capital grants is being recognized over the depreciable lives of the respective assets. Deferred grant revenue of $56 per year for fiscal 2021, 2020, and 2019 was recorded as a component of cost of products sold.

Product Warranties

The Company offers a limited warranty on all of its products. The specific terms and conditions of the warranties vary depending upon the product sold. Provisions for estimated expenses related to product warranties are generally made at the time the products are sold. These estimates are established using historical information on the nature, frequency, and average cost of warranty claims. Management studies the trends of warranty claims and takes action to improve quality and minimize warranty claims. Management believes that the warranty reserves are appropriate; however, actual claims incurred could differ from the original estimates, requiring adjustments to the reserves.

Revenue Recognition

The Company records revenue for the majority of its product sales at a point in time when control of the product is transferred to the customer, which generally occurs when the product is shipped from its manufacturing facility, warehouses or distribution centers to the customer.

The Company provides variable volume-based rebates and the right to return product to certain customers, which are accrued on current facts and historical experience. Rebates are paid either annually or sooner based on the customer contract. We provide customer programs and incentive offerings, including special pricing and co-operative advertising arrangements, promotions, and other volume-based incentives. These customer programs and incentives are considered variable consideration. We include variable consideration in revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the variable consideration is resolved. This determination is made based upon known customer program and incentive offerings at the time of sale and expected sales volume forecasts as it relates to our volume-based incentives. This determination is updated each reporting period.

When a contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, the Company reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. These estimates are adjusted at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time. Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. The Company recognizes the cost for freight and shipping when control of products has transferred to the customer as a component of cost of products sold in the consolidated statements of income.

Shipping and Handling Costs

Shipping and handling costs included in cost of products sold in the consolidated statements of income totaled $50,184, $38,593, and $38,962 in fiscal 2021, 2020, and 2019, respectively. Shipping and handling costs charged to customers are included in net sales in the consolidated statements of income.

Advertising

The Company expenses advertising costs as incurred. The advertising expense, included in selling expenses in the consolidated statements of income, for fiscal 2021, 2020, and 2019 is $28,313, $20,852, and $15,956 respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company evaluates all material income tax positions for periods that remain open under applicable statutes of limitation, as well as positions expected to be taken in future returns. A recognition threshold is then imposed on each tax position. A company may recognize an income tax benefit only if the position has a “more likely than not” (i.e., more than 50%) chance of being sustained on the technical merits.

If a tax position does not meet the more-likely-than-not recognition threshold, the benefits cannot be recorded. If the tax position does pass the recognition threshold, then the position has to be measured to determine the amount of benefit to recognize in the consolidated carve-out financial statements.

We use a portfolio approach to release the income tax effects in Accumulated other comprehensive loss (“AOCL”) related to our available-for-sale debt securities. Under this approach, the income tax effects are released from AOCL upon the sale of an available-for-sale debt security based on the enacted tax rate at the date of sale. Any tax effects remaining in AOCL are released only when the entire portfolio of the available-for-sale debt securities is liquidated, sold or extinguished.

The Company has historically filed its federal income tax returns under the consolidated return method. For these financial statements, the Company has elected to prepare the income tax expense under the Separate Return method. This method is preferred by the Securities and Exchange Commission’s staff and meets the requirement of Accounting Standards Codification (“ASC”) 740 to use an allocation method that is systematic, rational, and consistent.

Leases

Right of use assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at commencement date. The Company’s lease contracts do not provide an explicit interest rate; the Company uses its incremental borrowing rate in determining the present value of future lease payments. The Company’s calculation of the incremental borrowing rates includes estimates related to the impact of collateralization and the economic environment where the leased asset is located. The operating lease assets also include any prepaid lease payments and initial direct costs incurred but exclude lease incentives received at lease commencement. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company’s leases have remaining lease terms of one

Exhibit 99.1
to 18 years, some of which may include options to extend or terminate the lease. Operating lease expense is recognized on a straight-line basis over the lease term. The Company does not recognize leases with an initial term of 12 months or less on the consolidated balance sheets and instead recognizes the related lease payments as expense in the consolidated statements of income on a straight-line basis over the lease term. The Company accounts for lease and non-lease components as a single lease component for all asset classes. The Company does not account for certain leases that are under the capitalization threshold as a right of use asset.

The Company does not have any variable lease payments. There are no material restrictions, covenants, sale and leaseback transactions, variable lease payments tied to an index or residual value guarantees in its lease arrangements.

Use of Estimates

The COVID-19 pandemic has caused significant disruptions to national and global economies and government activities. The Company has been designated as critical infrastructure by the U.S. government and is permitted to stay open. The Company has instituted various initiatives throughout the Company to preserve cash and continue to work to mitigate risk when disruptions occur. While the Company expects this situation to be temporary, any longer-term impact to the business is currently unknown due to the uncertainty around the pandemic’s duration and its broader impact.

The nature of its business requires that the Company make estimates and assumptions in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated carve-out financial statements, as well as the reported amounts of revenue and expenses during the reporting period. The Company bases its estimates on historical experience, currently available information, and various other assumptions that the Company believes are reasonable under the circumstances. The COVID-19 pandemic has impacted these estimates and assumptions and will continue to do so. The Company’s estimates at the end of the year included impacts from the disruptions caused by COVID-19. Given the uncertainties around the pandemic, including its duration and potential future disruptions to supply chain or workforce, it is reasonably possible that the actual impact of the pandemic could be materially different than its current estimates.

New Accounting Pronouncements

Adopted During the Fiscal Year Ended January 1, 2022

In December 2019, the Financial Accounting Standards Board (“FASB”) issued guidance ASU 2019-12, Income Taxes (“Topic 740”) – Simplifying the Accounting for Income taxes, to simplify the accounting for income taxes. The guidance primarily addresses how to (1) recognize a deferred tax liability after we transition to or from the equity method of accounting, (2) evaluate if a step-up in the tax basis of goodwill is related to a business combination or is a separate transaction, (3) recognize all of the effects of a change in tax law in the period of enactment, including adjusting the estimated annual tax rate, and (4) include the amount of tax based on income in the income tax provision and any incremental amount as a tax not based on income for hybrid tax regimes. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract ("ASU 2018-15"). ASU 2018-15 was issued to clarify the requirements of ASC 350-40, Intangibles—Goodwill and Other—Internal-Use Software ("ASC 350-40"). The ASU clarifies that implementation, setup and other upfront costs related to cloud computing agreements ("CCA") should be accounted for under ASC 350-40. ASC 2018-15 will require companies to capitalize certain costs incurred when purchasing a CCA that is a service. Under the new guidance, companies will apply the same criteria for capitalizing implementation costs in a CCA service as they would for internal-use software. The capitalized implementation costs will generally be expensed over the term of the service arrangement and the related assets will be assessed for impairment using the same model applied to long-lived assets. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU 2018-14, “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans” (“ASU 2018-14”). The amendments in ASU 2018-14 modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. ASU 2018-14 eliminates the disclosures for amounts in Accumulated other comprehensive loss expected to be recognized as a component of net periodic benefit cost and the effect of a percentage change in health care cost trend rate. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

Not Yet Adopted

Accounting Standards Update (“ASU”) No. 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326) and subsequent amendments, requires financial assets measured at amortized cost to be presented at the net amount expected to be collected using an allowance account and provides that credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. The Company is exposed to credit losses primarily through trade receivables for the sales of the Company’s products. The Company’s expected credit loss allowance for trade receivables is developed using historical credit loss experience and current and future economic and market conditions. The Company assesses credit risks for these trade receivables and groups them based on similar risk to determine the expected credit loss allowance. Due to the short-term nature of the Company’s trade receivables, the estimate of the expected credit loss allowance is mainly based on historical experience, accounts receivable balances, and the financial condition of customers. ASU 2016-13 will be effective for the Company beginning in fiscal 2022. we don’t expect the adoption of this update will have an impact on our results.

Change in accounting principle and presentation

In fiscal 2020, the Company elected to change the depreciation method from an accelerated method to straight line prospectively. The effect on the change in estimate for depreciation resulted in lower depreciation of approximately $3,000 in fiscal 2020.

Exhibit 99.1
Note B – Investments

In fiscal 2021, the Company decided to sell all of the available-for-sale securities.

Available-for-Sale Securities
		Gross Unrealized	Gross Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
January 1, 2022
Fixed income securities, principally
U.S. municipal bonds	$—	$—	$—	$—
Unrealized tax effect		—	—
		$—	$—

Available-for-Sale Securities
		Gross Unrealized	Gross Unrealized	Estimated Fair
	Cost	Gains	Losses	Value
January 2, 2021
Fixed income securities, principally
U.S. municipal bonds	$202,579	$7,842	$27	$210,394
Unrealized tax effect		(1,843)	(6)
		$5,999	$21

The unrealized gains and losses are reported in Accumulated other comprehensive loss until sold or maturity, at which time they are reclassified to earnings. The amounts reclassified out of Accumulated other comprehensive loss totaled $7,815, $169, and $(141) on a pre-tax basis for 2021, 2020, and 2019 respectively.

Realized gains and losses on the sale of available-for-sale securities in fiscal 2021, 2020, and 2019 were as follows, and are included in Investment income in the consolidated statements of income:

	January 1, 2022	January 2, 2021	December 28, 2019
Realized gains	$5,481	$332	$114
Realized losses	(138)	(49)	(266)
Total	$5,343	$283	$(152)

Contractual maturities of debt securities included in the above investments, which primarily consist of municipal bonds, are shown below. Expected maturities may differ from contractual maturities if issuers of securities have the right to prepay obligations without prepayment penalties.

	Level 2
	January 1, 2022		January 2, 2021
	Cost	Fair Value	Cost	Fair Value
Accrued interest	$—	$—	$2,500	$2,501
Within 1 year	—	—	10,504	10,563
After 1 year - 5 years	—	—	55,451	57,130
After 5 years - 10 years	—	—	89,332	93,306
After 10 years	—	—	44,792	46,894
Total	$—	$—	$202,579	$210,394

The fair value of the municipal bonds is determined using the “market approach” valuation technique based on quoted prices for identical or similar securities in non-active markets and is classified as Level 2.

Included in Cash and cash equivalents are investments with fair values of $26 and $25,214 as of January 1, 2022 and January 2, 2021, respectively. These investments consist of money market funds and government agency securities. The fair value is determined using the “market approach” valuation technique based on quoted prices for identical instruments in active markets and is classified as Level 1.

The Company made an equity investment in Sun to Water Technologies, LLC in fiscal 2017 for $1,000 and issued a loan for $1,577. The investment was accounted for using the cost method of accounting because the Company did not exercise any significant influence, Under the cost method, this investment is reviewed periodically to determine if impairment indicators are present. However, the Company is not required to determine the fair value of this investment unless impairment indicators exist. As of January 1, 2022, the Company determined that we could no longer estimate the fair value of the cost method investment and determined it was fully impaired. The Company recorded an impairment of $2,577 in “Other income (expense), net” in the consolidated statements of income.

Exhibit 99.1
Note C – Inventories

Inventories consist of the following:

	January 1, 2022	January 2, 2021
Raw materials	$66,284	$22,834
Work in process	7,423	8,632
Finished goods	57,737	41,731
Inventories at FIFO, less allowances (2021 - $3,030; 2020 - $2,485)	131,444	73,197
LIFO Reserve	(32,261)	(21,674)
Inventories, net	$99,183	$51,523

Inventories at FIFO approximate replacement cost. The majority of the Company’s inventory is valued using the LIFO method, which is not in excess of market. Under this method, older costs are included in inventory, which may be higher or lower than current costs. This method of valuation is subject to year-to-year fluctuations in cost of material sold, which is influenced by the inflation or deflation existing within the metals industry as well as fluctuations in the Company’s product mix and on-hand inventory levels. There was no effect of liquidation for fiscal 2021, the effect of liquidation was to increase the cost of products sold by $286 in fiscal 2020.

Note D – Property, Plant, and Equipment

Property, plant, and equipment balances as of January 1, 2022 and January 2, 2021 are as follows:

	January 1, 2022	January 2, 2021
Land and improvements	$5,609	$5,612
Buildings and improvements	57,679	56,165
Machinery and equipment	197,356	186,990
Accumulated depreciation and amortization	(199,227)	(189,842)
Property, plant, and equipment, net	$61,417	$58,925

Depreciation expense was $9,823 for fiscal 2021, $9,487 for fiscal 2020, and $11,919 for fiscal 2019. In fiscal 2020, the Company elected to change the depreciation method from an accelerated method to straight line (refer to Note A for additional information).

Note E – Goodwill and Intangible Assets

	January 1, 2022	January 2, 2021
Goodwill - beginning of year	$29,331	$29,482
Foreign currency translation	(77)	(151)
Acquisition (see Note Q)	4,355	—
Goodwill - end of year	$33,609	$29,331

Definite-lived intangible asset balances as of January 1, 2022 and January 2, 2021 are as follows:

	January 1, 2022		January 2, 2021
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$1,030	$(482)	$1,030	$(387)
Developed technology	—	—	610	(568)
Customer relationships	10,300	(2,234)	4,900	(1,617)
Non-compete agreements	120	(40)	220	(184)
Total	$11,450	$(2,756)	$6,760	$(2,756)

Amortization expense for the years ended January 1, 2022, January 2, 2021 and December 28, 2019 was $951, $614, and $1,223, respectively, and is expected to be $828 in 2022, $826 in 2023, $826 in 2024, $826 in 2025, and $813 in 2026. The estimated weighted average remaining life of the definite life intangibles is 12.06 years.

The Company also has some trademarks with indefinite lives. These indefinite-lived intangible assets have a carrying value of $206 and $206 as of January 1, 2022 and January 2, 2021, respectively, and are included in intangibles, net on the consolidated balance sheets.

Note F – Derivatives and Hedging Activities

The Company uses derivative instruments, commodity swaps, and other contracts to manage risks that are inherent to its business operations. Company policy prohibits entering into hedging transactions for speculative purposes.

All derivative contracts held by the Company are with the same two major financial institutions. The Company has not historically experienced any losses due to this concentration and does not believe it is subject to significant risks.

Exhibit 99.1

For fiscal years 2021 and 2020, all derivatives are classified as economic hedges. The changes in the fair value of these instruments are recorded as a component of Other income (expense), net in the consolidated statements of income. These contracts are primarily valued based on spot and forward rates quoted by the counterparties, which are major financial institutions.

The following table summarizes the fair value and location in the consolidated balance sheets of all derivative instruments held by the Company:

	Classified as Level 2
	January 1, 2022		January 2, 2021
	Fair Value	Units hedged (000' lbs)	Fair Value	Units hedged (000' lbs)	Balance Sheet Location
Assets
Commodity contracts	$2,964	1,417	$1,993	1,692	Prepaid expenses

The fair value of derivatives is determined using the “market approach” valuation technique based on the spot price each individual contract was purchased at and compared with the observable future prices on the valuation date.

The pretax gain (loss) of the derivative instruments on the consolidated statements of income included in other income, net is as follows:

	January 1, 2022	January 2, 2021
Assets
Commodity contracts	$2,962	$1,445

The cash flows related to the derivative instruments are included in investing activities on the consolidated statements of cash flows.

Note G – Accrued Liabilities and Other Current Liabilities

	January 1, 2022	January 2, 2021
Rebates & co-op accrual	$16,264	$10,453
Accrued other	11,203	11,334
Accrued insurance	5,163	5,524
Warranty accrual	3,457	4,774
Accrued payroll taxes and withholding	1,895	1,812
Amounts due to related party	3,417	3,438
Accrued profit sharing	1,283	2,220
Accrued supplemental 401K	3,993	2,313
Income tax payable	5,530	—
Accrued vacation & holiday	591	1,220
Accrued professional fees	578	908
Total	$53,374	$43,996

The increase in the short term Accrued supplemental 401K was due to the expected retirements of certain employees within the next twelve months.

Note H – Related Party

Mr. Ronald Katz was a past employee and past Chairman of the Board, who is also a majority shareholder. Mr. Ronald Katz retired on March 31, 2020 and remains on the Board of Directors as the Company’s Chairman Emeritus. Mr. Katz is being compensated as an Independent Director and acting Chairman Emeritus. The amount due to related party in Note G represents amounts withheld, at the direction of Mr. Katz, that are due on demand.

Note I – Revenue

The Company’s principal performance obligations are the sale of kitchen and bath sinks, faucets and drinking water products. The Company recognizes revenue for the sale of goods based on its assessment of when control transfers to the customers. For most of the sales, the Company recognized revenue at the point in time when the Company shipped product from its facilities to its customers in fiscal 2021, 2020, and 2019. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods to its customers. Payment terms on product sales normally range from 30 to 90 days. Taxes assessed by a governmental authority that the Company collects are excluded from revenue. The expected costs associated with the Company’s contractual warranties will continue to be recognized as expense when the products are sold.

The Company records estimates to reduce revenue for customer programs and incentives, which are considered variable consideration, and include price discounts, volume-based incentives, promotions, and cooperative advertising when revenue is recognized in order to determine the amount of consideration the Company will ultimately be entitled to receive. Management periodically reviews the estimates for these rebates and allowances, and adjusts estimates when circumstances indicate (typically as a result of a change in volume expectations). The estimates are based on historical and projected experience for each type of customer. In addition, for certain customer program incentives, the Company receives an identifiable benefit (goods or services) in exchange for the consideration given and records the associated expenditure in selling. The Company estimates future product returns at the time of sale based on historical experience and record a corresponding refund liability, which amounted to $4,015 as of January 1, 2022 and $2,312 as of January 2, 2021. Return assets related to the refund are measured at the carrying amount of the goods at the time of sale, less any expected costs to recover the goods and any expected reduction in value. Return assets are classified within prepaid expenses and other current assets and were approximately $2,198 as of January 1, 2022 and $1,486 as of January 2, 2021. The Company also establishes allowances for other deductions. Estimates for deductions are based on negotiated customer programs, evaluation of historical deduction rates, and assessment of volume rebates allowed based on estimated achievement against targets. Deductions already taken by the customer are generally recorded as a reduction against gross sales, with additional accruals recorded to estimate future sales. The Company recorded allowances for certain customer deductions of $2,269 as of January 1, 2022 and $1,766 as of January 2, 2021.

Exhibit 99.1
The Company disaggregates revenue from contracts with customers into major sales distribution channels, as these categories depict the nature, amount, timing and uncertainty of revenues and cash flows that are affected by economic factors.

	January 1, 2022	January 2, 2021	December 28, 2019
Traditional Plumbing (1)	$409,526	$340,958	$323,739
Home Center Plumbing (2)	58,790	54,286	47,998
E-Commerce Plumbing (3)	96,932	74,819	76,933
Beverage Dispensing Systems (4)	1,576	716	680
Corporate (5)	—	—	2,027
Net Sales	$566,824	$470,779	$451,377

(1)    Traditional Plumbing represents sales through wholesalers and kitchen and bath dealers
(2)    Represents sales to big box “Do-It-Yourself” retailers
(3)    Represents sales to online retailers
(4)    Sales of Point of use water dispensing systems
(5)    Represents revenue under the Transition Service Agreement due to the divestiture of the Cabinets business

Timing of Performance Obligations Satisfied at a Point in Time

The Company determined that the customer is able to control the product when it is delivered to them; thus, depending on the shipping terms, control will transfer at different points between the Company’s manufacturing facilities, warehouses or distribution centers and the customer’s location. The Company considers control to have transferred upon shipment or delivery because the Company has a present right to payment at that time, the customer has legal title to the asset, the Company has transferred physical possession of the asset, and the customer has significant risks and rewards of ownership of the asset. In certain cases, where the customer has obtained the ability to direct the use of the product and obtain substantially all of the remaining benefits from the asset, the Company would recognize revenue at a point in time.

Variable Consideration

The Company provides variable volume-based rebates and the right to return product to certain customers, which are accrued on current facts and historical experience. Rebates are paid either annually or sooner based on the customer contract.

Contract Costs

Incremental costs of obtaining a contract include only those costs the Company incurs that would not have been incurred if the contract had not been obtained. These costs are required to be recognized as assets and amortized over the period that the related goods or services transfer to the customer. As a practical expedient, the Company expenses as incurred costs to obtain a contract when the expected amortization period is one year or less. These costs are recorded within selling. The Company did not incur any costs of obtaining a contract that required capitalization in 2021.

Note J – Retirement Plans

Defined-Contribution Plans

Substantially all domestic employees of the Company may elect to participate in Company-sponsored retirement and savings plans by contributing a portion of their earnings. Company contributions to the plans are generally discretionary, based upon the earnings of the operations. Company contributions were $4,524 in 2021, $3,839 in 2020, and $4,747 in 2019.

The Company has an elective, nonqualified deferred-compensation plan whereby certain key employees may defer current compensation to future periods. Amounts deferred are unsecured general liabilities of the Company. Payments generally commence at retirement, death, or permanent disability, over time periods defined by the employee. The Company has invested the nonqualified deferred compensation amounts in life insurance policies. The change in the fair value of the life insurance policies and the change in the liabilities are recorded within the investment income line item of the consolidated statements of income. The plan assets and liabilities are recorded in the consolidated balance sheets as nonqualified plan assets and nonqualified plan liabilities, respectively.

Defined-Benefit and Other Post-Retirement Plans

The Company sponsors non-contributory qualified pension plans covering employees at certain operations, primarily in Mexico. The Company also sponsors another post-retirement plan to certain employees. For all plans, benefits are based on the employees’ years of service, compensation, age at retirement, and benefit levels, all according to the provisions of each plan. The Company’s policy is generally to fund the minimum required contribution to qualified plans based upon actuarial computations necessary to meet the present and future obligations of the plans.

Pursuant to the resignation of the Company’s Chief Executive Officer, the unfunded projected obligation was reduced by $2,519 and unrecognized prior service cost reduced by $1,688, resulting in a one-time curtailment of $831 as of our fiscal year end 2021.

Exhibit 99.1
Changes in the projected benefit obligation and fair value of plan assets:

	Pension Plans		Other Post-Retirement Benefit Plan
	2021	2020	2021	2020
Changes in projected benefit obligation:
Projected benefit obligation - beginning of year	$1,012	$1,324	$18,503	$17,436
Service cost	65	51	1,025	1,074
Interest cost	76	83	466	497
Actuarial loss, net	1	93	(339)	214
Foreign currency exchange	(28)	(85)	—	—
Benefit payments	(125)	—	(814)	(718)
Plan amendments	—	—	1,122	—
Curtailments/Settlements	—	(454)	(2,519)	—
Projected benefit obligation - end of year	$1,001	$1,012	$17,444	$18,503

Changes in fair value of plan assets:
Fair value of plan assets - beginning of year	$476	$851	$—	$—
Actual return on plan assets	14	35	—	—
Foreign currency exchange	(13)	(69)	—	—
Company contributions	84	64	814	718
Benefit payments	(90)	—	(814)	(718)
Settlements	—	(405)		—
Fair value of plan assets - end of year	$471	$476	$—	$—

Funded status - end of year	$(530)	$(536)	$(17,444)	$(18,503)

The components of net periodic pension cost are as follows:

	Pension Plans			Other Post-Retirement Benefit Plan
	2021	2020	2019	2021	2020	2019
Service cost	$65	$51	$52	$1,025	$1,074	$732
Interest cost	76	83	101	466	497	534
Expected return on plan assets	(25)	(32)	(42)	—	—	—
Net amortization and deferral of actuarial loss	7	3	(1)	540	359	204
Plan curtailment/settlement	16	71	—	(831)	—	(639)
Net periodic pension cost	$139	$176	$110	$1,200	$1,930	$831

For fiscal 2021, service cost was recorded in operating income in the consolidated statements of income and all other components of net periodic costs were recorded in other income, net in the consolidated statements of income.

The accumulated benefit obligation for defined-benefit pension plans was $492 at January 1, 2022, and $776 at January 1, 2021. The accumulated benefit obligation for the other post-retirement benefit plan was $13,598 at January 1, 2022 and $14,378 at January 2, 2021.

Amounts recognized in the consolidated balance sheets in accrued expenses and other current liabilities and accrued pension and other liabilities consist of the following:

	January 1, 2022	January 2, 2021
Current pension and other post retirement plan liability	$(912)	$(698)
Noncurrent pension and other post retirement plan liability	(17,019)	(18,341)
Total pension and other post retirement plan liability	$(17,931)	$(19,039)

Benefits paid	$906	$718

Exhibit 99.1
The amounts recorded in accumulated other comprehensive loss consist of the following:

	Pension Plans		Other Post-Retirement Benefit Plan
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Unrecognized actuarial losses/gain	$(175)	$(192)	$115	$(267)
Unamortized prior service cost	—	2	(2,118)	(3,224)
Pretax amount to be amortized	(175)	(190)	(2,003)	(3,491)
Deferred income taxes	53	58	471	820
Amount to be amortized	$(122)	$(132)	$(1,532)	$(2,671)

Weighted-average assumptions used to determine benefit obligations are as follows:

	Pension Plans		Other Post-Retirement Benefit Plan
	2021	2020	2021	2020
Discount rate	9.5%	8.0%	2.2%	2.2%
Pay increase rate	4.5%	4.5%	3.0%	3.0%

Weighted-average assumptions used to determine net periodic benefit costs are as follows:

	Pension Plans			Other Post-Retirement Benefit Plan
	2021	2020	2019	2021	2020	2019
Discount rate	8.0%	8.5%	8.6%	2.7%	2.9%	4.2%
Expected long-term return on plan assets	5.8%	5.8%	5.8%	—%	—%	—%
Pay increase rate	4.5%	4.5%	4.5%	3.0%	3.0%	3.0%

The expected long-term return on plan assets assumption is based on the Company’s asset allocations, as well as historical and expected returns on various categories of plan assets. The Company’s investment policy is to earn a rate of return sufficient to match or exceed the plans’ assets to the plans’ actuarial liabilities without subjecting the plan assets to undue risk. The investment guidelines consider a broad range of economic factors. Included in the policy are target allocation ranges for each asset category. Plan assets for the plans consist primarily of fixed income investments as of January 1, 2022 and January 2, 2021. The investment policy is periodically reviewed by the Company and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner to comply at all times with applicable government regulations.

The following summarizes the fair values of the Company’s plan assets as of January 1, 2022 and January 2, 2021:

	As of January 1, 2022
	Totals	Level 1	Level 2	Level 3
Fixed income securities	$470	$—	$470	$—

	As of January 2, 2021
	Totals	Level 1	Level 2	Level 3
Fixed income securities	$476	$—	$476	$—

The fixed income securities consist primarily of governmental securities. The fair value of the fixed income securities is determined using the “market approach” valuation technique based on quoted prices for identical or similar securities in non-active markets.

Employer contributions were $898 and $782 in fiscal 2021 and 2020, respectively. The Company expects to contribute up to $983 to its pension plans in 2022.

The following pension and other post-retirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Fiscal	Pension	Other Post-Retirement Benefit Plans
2022	$26	$896
2023	54	1,104
2024	68	1,288
2025	93	1,701
2026	10	1,701
Years 2027 - 2031	547	7,744

Exhibit 99.1
Note K – Debt Obligations

On December 16, 2021, the Company entered a Credit Agreement with a syndicate of banks led by JPMorgan Chase, N.A. The credit agreement (“Credit Agreement”), and borrowings thereunder will be used for general corporate purposes.

The Credit Agreement provides for a secured credit facility of up to $150,000 (the “Facility”), comprised of a $50,000 term loan and a $100,000 revolver. $10,000 of the revolver may be used for letters of credit.

Subject to certain exclusions, the debt is secured by substantially all of our assets and the assets of our two domestic subsidiaries and by a pledge of the capital stock of our domestic subsidiaries. Additionally, except with respect to certain excluded subsidiaries, our domestic subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement. If an event of default occurs and is continuing, on the terms and subject to the conditions set forth in the Credit Agreement, amounts outstanding under the Facility may be accelerated and may become or be declared immediately due and payable. Borrowings under the Facility are used for refinancing existing debt, working capital, capital expenditures, acquisitions, and other general corporate purposes.

Amounts borrowed under the Credit Agreement bear interest, at our option, at a rate equal to either (1) the Alternate Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0.5% to 1.25% or (2) Adjusted SOFR Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 0.5% to 1.25%. The applicable margin is determined based on our consolidated leverage ratio (“Leverage Ratio”) which is defined in the Credit Agreement as Consolidated Total Indebtedness (as defined in the Credit Agreement) divided by Consolidated EBITDA (as defined in the Credit Agreement). The Company is subject to a commitment fee of 0.15% to 0.35%, based on our consolidated Leverage Ratio, on any unused portion of the Facility.

Under the Credit Agreement, we are subject to certain financial covenants and must maintain a maximum consolidated Leverage Ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.0 to 1.0. The minimum interest coverage ratio is defined in the Credit Agreement as Consolidated EBITDA (as defined in the Credit Agreement) divided by interest expense (as defined in the Credit Agreement). Adjusted EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation, amortization of intangible assets, losses from asset impairments, and certain other one-time adjustments. The Credit Agreement also contains a number of covenants, including restrictions on asset sales, investments, incurring indebtedness and permitting liens. We were in compliance with all of the financial covenants under the Credit Agreement as of January 1, 2022. The Credit Agreement restricts certain types of payments when our consolidated Leverage Ratio exceeds 3.5 to 1.00 (as defined in the Credit Agreement).

As of January 1, 2022, we had $49,641 of debt outstanding under the secured term loan and letters of credit outstanding of $0.

The components of long-term debt were as follows:

(In thousands)	2021	2020
Notes
$100,000 revolving credit agreement due September 2026	$—	$—
Term loan due September 2026	49,718	—

Total Debt	49,718	—
Less: Current portion	2,577	—
Total long-term debt	$47,141	$—

In our debt agreement, there are normal and customary events of default which would permit the lenders to accelerate the debt if not cured within applicable grace periods, such as failure to pay principal or interest when due or a change in control of the Company. There were no events of default as of January 1, 2022.

The Company incurred financing costs of $1,094 that were allocated between the $100,000 revolver and the $50,000 term loan. At the end of our fiscal year ended 2021, deferred finance costs for the revolver were $718 and $359 for the term loan. The deferred financing costs, net of amortization, for the term loan was recorded as a contra asset against the term loan. The deferred financing costs for the revolver were recorded in Other Assets.

Repayment schedule by year:
2022	$2,500
2023	2,500
2024	3,750
2025	3,750
2026	37,500
Totals	$50,000

Note L – Divisional Equity

The Company has four classes of common stock. Only Class A and Class B stock have preemptive rights, in proportion to one another, and such shares are subject to a right of first refusal in favor of the Company and the stockholders. The Class A and Class M stock have voting rights, while Class B and Class N stock are non-voting. All classes of stock are entitled to the same cash dividend if declared; stock dividends are paid in stock of the same class. Shares of all classes are entitled to the same distribution in the event of sale of the Company’s assets. Certain officers are given the opportunity to acquire Class M and Class N common stock, pursuant to a plan approved by the stockholders. The number of Class M and Class N common stock shares outstanding cannot exceed 15% of the total common stock shares outstanding. The purchase may be financed through a full recourse, noninterest-bearing installment note from the Company. The fair value of the transactions is measured based on current book value, i.e. equity divided by total number of shares outstanding. Options granted expire in six months from date of offering. Upon exercising the option, the executives make a down payment of either 10% or 50% of the stock value. For transactions with down payment less than 50% of the stock value, the officers will make ten annual installment payments towards 50% of the stock value. Once payment for approximately 50% of the stock has been received, the balance of the note is due on demand. Upon separation of service of a director, or qualified retirement of an officer, the stockholder may elect to retain all or a portion of the Class N shares held at the time of separation, for a period not exceeding five years from the date of separation (retention period). Prior to 2021, Stockholders electing to retain Class N shares shall be required to sell all Class M shares and shall be required to pay, in full, any outstanding demand notes. During 2021, the plan was amended to secure the unpaid amounts under the demand note by a pledge of the uncertificated shares of Class M and Class N common stock and to provide stockholders the option to retain Class N shares without having to pay, in full, any outstanding demand notes. During the retention period, stockholders may request that the Company repurchase all or a portion of their remaining Class N shares. The Company retains the right to require all remaining Class N shares to be resold to the Company at any time during the retention period.

Exhibit 99.1

Upon death, termination, retirement of the stockholder, or end of the retention period for Class N shares, the Company is obligated to repurchase the shares of Class M and Class N common stock at its current book value (119,150 shares at $320.22 per share at January 1, 2022, 105,683 shares at $507.37 per share at January 2, 2021, and 95,543 shares at $486.24 per share at December 28, 2019). The options granted, exercised, and expired during fiscal 2021 were $7,267, $7,107, and $160, respectively. The options granted, exercised, and expired during fiscal 2020 were $6,164, $4,802, and $1,362, respectively. The options granted, exercised, and expired during fiscal 2019 were $4,550, $2,973, and $1,578, respectively. The compensation expense related to the stock plan, which is calculated by multiplying the common stock note receivable times the applicable federal interest rates, is $22, $104, and $277 for fiscal 2021, 2020, and 2019, respectively, and is a component of administrative and general expense in the consolidated statements of income. The common stock note receivable has been classified as a contra equity amount netted against additional paid in capital. The amount of the common stock notes receivable was $15,626 at January 1, 2021 and $14,797 at January 2, 2021, respectively.

The following is a summary of our fiscal years 2021, 2020, and 2019 activities related to dividends on our common stock:

	For the Fiscal Year Ended
	January 1, 2022	January 2, 2021	December 28, 2019

Dividends per share declared	$212.50	$14.00	$26.00

Note M – Phantom Stock Plan Award

The Compensation & Human Resources Committee of the Board of Directors (“Committee”) has awarded the Chief Executive Officer, Richard D. Philips (“Participant”) a Phantom Share Award conditioned upon the execution by the Company and the Participant of this Phantom Stock Award Agreement (“Award Agreement”). The Phantom Share Award was granted on October 21, 2019 (the “Grant Date”). The Company granted the Participant 5,203.46 Phantom Shares, subject to the terms, conditions, and restrictions contained in the Plan. The Phantom Shares granted had an initial Market Value Per Share of $480.45. A Phantom Share is an unfunded bookkeeping unit, entitling the Participant to the payment of a cash amount equal to the Market Value Per Share (as defined in the Plan) of each vested Phantom Share as of the payment. The Participant shall be entitled to the equivalent of any dividend payable on a share of the Company’s common stock for each Phantom Share granted. Such dividend equivalent amount will be applied to increase the number of Phantom Shares under this Award and shall not be payable in cash. Subject to the terms and conditions of the Plan and this Award Agreement, one-fourth of the Participant’s Phantom Shares shall become vested Phantom Shares on each of the first, second and third anniversaries of the Grant Date (each such anniversary date a “Vesting Date”) until the final one-fourth of the Participant’s total Phantom Shares granted pursuant to this Award Agreement become fully vested on the fourth anniversary of the Grant Date (the “Final Vesting Date”); provided that, except as provided if the Participant’s separation from service occurs prior to the Final Vesting Date, all of the Participant’s unvested Phantom Shares shall be immediately forfeited as of such separation from service. If the Company experiences a Change in Control prior to the Final Vesting Date and prior to the date that the Participant incurs a termination of employment for any reason, all unvested Phantom Shares will immediately vest, and the Participant shall retain such Phantom Shares subject to the terms and conditions of the Plan and this Agreement. All amounts payable under this Agreement are intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code, and the provisions of this Agreement shall be interpreted as such. Notwithstanding any other provision of the Plan, payments of “nonqualified deferred compensation” provided under the Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption.

Notwithstanding any other provision in the Agreement to the contrary, if the Participant is a “specified employee” on his separation from service, any payment payable under the Agreement that constitutes a “deferral of compensation” within the meaning of Treas. Reg. § 1.409A-1(b) (that are not otherwise exempt from the provisions of Section 409A of the Code) that would otherwise be paid or provided hereunder during the six-month period commencing on the separation from service of the Participant, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Section 409A of the Code. Payment of vested Phantom Shares subject to this Award shall be made to Participant in a single lump sum within sixty (60) days following the Payment Date. For purposes of this Agreement, the “Payment Date” shall mean the earlier of Participant’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code or the occurrence of a Change in Control of Company that also constitutes a “change in control” within the meaning of Section 409A of the Code. The Market Value Per Share of each vested Phantom Share will be determined as of the last day of the internal accounting period which ends immediately before the Payment Date. The amount of the payment to be made on the Payment Date will equal the total number of vested Phantom Shares multiplied by the Market Value Per Share (as determined pursuant to the previous sentence) minus any applicable withholding taxes as provided.

On December 24, 2021, the Company’s Chief Executive Officer signed a severance and release agreement. Pursuant to the agreement, the Company’s Chief Executive Officer will receive accelerated vesting of 100% of his Phantom Stock Award which will be paid in a single lump sum within sixty days of the separation date. As of January 1, 2022, the company recorded the full compensation expense and liability.

Phantom Stock Award Total Compensation Table

Fiscal Period(s)	Amount(s)
FY2019	$123
FY2020	707
FY2021	2,101
Total	$2,931

The Company recorded compensation expense of $2,101 in fiscal year 2021 pursuant to the severance and release agreement and $707 and $123 in fiscal year 2020 and 2019, respectively. The compensation totals include the applicable Medicare taxes. There was no unrecognized compensation cost under the Phantom Stock Plan as of January 1, 2022, as all amounts are fully vested.

A summary of the changes in the number of outstanding phantom stock awards during the year ended January 2, 2021, for the Phantom Plans is provided below. Of these awards, 9,017.44 phantom shares were vested at January 1, 2022.

Phantom Stock Plan
Balance of shares outstanding on January 2, 2021	5,415.21
Phantom shares acquired through dividend reinvestments	3,602.23
Balance of shares outstanding on January 1, 2022	9,017.44

Exhibit 99.1

The liability for unsettled phantom stock awards under the Phantom Stock Plan consists of the following:

	Year Ended
	January 1, 2022	January 2, 2021
Phantom Stock Plan	$2,931	$820

Note N – Income Taxes

Details of income tax expense (benefit) for the years ended:

	2021	2020	2019
Current:
Federal	$9,743	$9,867	$12,555
State	2,158	1,600	1,854
Foreign	1,169	1,061	852
	13,070	12,528	15,261
Deferred:
Federal	(590)	(18)	(2,359)
State	(349)	222	(291)
Foreign	(61)	(204)	(55)
	(1,000)	—	(2,705)

Total tax expense	$12,070	$12,528	$12,556

In fiscal years 2021, 2020 and 2019, the Company recorded pretax book income of $58,235, $57,370, and $67,349, respectively. At the statutory federal rate of 21%, expected income tax expense would have been $12,229 for 2021, $12,048 for 2020 and $14,143 for 2019.

The following is a reconciliation of the U.S. federal statutory rate to the Company’s effective income tax rates for the years ended:

	2021	2020	2019

Income tax expense at federal statutory rate	21.00%	21.00%	21.00%
State and local income taxes net of federal tax benefit	2.72	2.80	2.53
Tax exempt investment income	(0.96)	(1.26)	(1.23)
(Decrease) increase in valuation allowance	—	(0.03)	(1.17)
Foreign tax rate differential	0.39	0.77	2.01
(Decrease) increase in uncertain tax position reserve	(0.37)	1.20	(0.07)
Federal and state tax credits	(1.40)	(1.47)	(3.69)
Other nondeductible and nontaxable items	(0.65)	(1.17)	(0.72)

Total income tax expense	20.73%	21.84%	18.66%

Exhibit 99.1
Components of deferred tax assets and liabilities:

	2021	2020

Reserves and accruals not currently deductible	$25,197	$22,591
Allowance for doubtful accounts	42	34
Defined benefit plan - OCI	522	878
Net operating loss and tax credit carryforward	257	298
Basis difference for intangibles	(1,205)	(710)
Basis difference for inventory valuation	632	548

Total deferred tax assets	25,445	23,639

Basis difference for fixed assets	8,317	7,329
Deferred state income taxes	520	446
Mark-to-market - securities	—	1,837
Prepaids and other items	1,160	1,037

Total deferred tax liabilities	9,997	10,649

Less: Valuation allowance	—	(50)

Net deferred tax assets	$15,448	$12,940

The following table is a reconciliation of the beginning and ending amounts of unrecognized tax benefits, including interest and penalties, is as follows:

	January 1, 2022	January 2, 2021
Balance at Fiscal Year Beginning	$2,202	$1,205
Increase in balances related to prior year tax positions	948	1,832
(Decreases) in balances related to prior year tax positions	—	—
Increase in balances related to current year tax	616	493
(Decrease) in balances related to current year tax	—	—
Other	—	—
Lapse in statute of limitations	(1,486)	(1,328)
Settlements	(357)	—
Balance at Fiscal Year End	$1,923	$2,202

Of the amounts reflected in the above table at January 1, 2022, approximately $300 would reduce the Company's annual effective tax rate if recognized. These are primarily associated with the amount of research and development tax credits claimed. The remaining uncertain tax positions are temporary differences which will have corresponding future tax deductions and therefore no impact on tax expense except for the immaterial amount of interest expense being accrued. The liability for uncertain tax positions as of January 1, 2022 and January 2, 2021 is included in accrued pension and other liabilities on the consolidated balance sheets. The Company has accrued approximately $100 and $200 for potential payment of interest as of January 1, 2022 and January 2, 2021, respectively.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was passed into law. The CARES Act includes several significant business tax provisions including among other things, bonus depreciation for purchases of qualified improvement property which the Company applied in the filing of its 2019 Federal return.

Because the Company operates in multiple foreign and state jurisdictions, it considered the need for a valuation allowance on a country-by-country and state-by-state basis, considering the effects of local tax law. Based on the available objective evidence, including the history of losses in certain foreign and state jurisdictions, management believes it is more likely than not that a portion of deferred tax assets arising from losses and foreign tax credits carried forward will not be fully realized. Accordingly, at January 2, 2021, the Company provided a valuation allowance of $50 respectively, against foreign NOL carryforwards. As of January 1, 2022, the Company determined that no valuation allowance was required on any deferred tax assets.

The Company paid federal and state income taxes (actual and estimated) net of refunds totaling $9,887 and $8,852 during fiscal years 2021 and 2020, respectively. At the end of 2021, the Company had a federal income tax payable of $4,258, state income taxes payable of $1,040 and foreign taxes payable of $232 included in accrued expenses and other current liabilities. At the end of 2020, the Company had a federal income tax payable of $1,948 state income taxes payable of $437 and foreign taxes payable of $164 included in accrued expenses and other current liabilities.

The Company is subject to taxation in the U.S., various states, and in non-U.S. jurisdictions. Its U.S. income tax returns are primarily open to examination for years 2018 through 2020. The open years for the non-U.S. tax returns range from 2016 through 2020 based on local statutes. In June 2019, the IRS commenced its audit of the Company’s federal income tax return for tax year 2017. The IRS added the Company’s 2015 and 2016 amended federal tax returns to this audit. The Company settled the 2017 tax year audit with the IRS in July 2021. The Company paid $56 of tax and interest in settlement of the 2017 federal income tax audit. The IRS approved the Company’s 2015 and 2016 amended tax returns in full. The Company received a refund of $1,200 of tax in interest in October 2021.

Management intends to continue to permanently reinvest all remaining current and prior earnings in jurisdictions located outside the U.S. As of January 1, 2022, no provision had been made for U.S. federal and state income taxes on current or prior year net earnings from the Company’s profitable foreign subsidiaries. In the foreseeable future, the Company will continue its focus toward international expansion, with plans to utilize cash available in its foreign subsidiaries for foreign investment purposes. As such, there is no need to provide for income taxes on undistributed foreign earnings as the Company maintains its policy of indefinitely reinvesting its subsidiaries’ income.

Exhibit 99.1

Note O – Leases

The Company has operating leases for buildings and certain machinery and equipment. Operating leases are included in operating lease right -of-use assets, Current operating lease liabilities, and Noncurrent operating liabilities in the consolidated balance sheets. Amounts recognized for finance leases for the year ended January 1, 2022 were immaterial.

Operating lease expense is recognized in the consolidated statements of income for the year ended January 1, 2022 was $7,836, including approximately $2,250 lease expense associated with short-term leases and leases below the Company’s capitalization threshold. Lease expense for the year ended January 2, 2021 was $5,479.

We lease certain warehouse facilities, office space, machinery, vehicles, and equipment under cancellable and noncancellable leases, most of which expire in five years and may be renewed at our option. The components of lease expense are as follows:

Lease Components		January 1, 2022	January 2, 2021

Operating lease cost
Cost of products sold		$4,872	$3,318
Selling		31	87
Administrative and general		2,933	2,074
Total lease cost		$7,836	$5,479

Lease Components	Consolidated Balance Sheet Location	January 1, 2022	January 2, 2021

Operating leases	Operating lease right of use assets	$46,855	$38,839

Operating leases	Current operating leases liabilities	$4,151	$2,642
Operating leases	Noncurrent operating lease liabilities	52,057	44,776
Total lease liabilities		$56,208	$47,418

Weighted-average remaining lease term (in years)		13.53 years	9.6 years
Weighted-average discount rate		3.78%	4.00%

Future maturities of operating lease liabilities for the years end are as follows:

Fiscal Year	Amount
2022	$6,144
2023	6,031
2024	5,578
2025	5,040
2026	4,710
Thereafter	45,308
Total future lease payments	72,811
Less: imputed interest	(16,603)
Operating lease liability	$56,208

Exhibit 99.1
Note P – Product Warranties

The liability relating to warranties offered on the Company’s products is included in accrued expenses and other current liabilities and consisted of the following activity:

	January 1, 2022	January 2, 2021
Warranty liability – beginning of year	$4,774	$4,664
Settlements made under warranties	(1,694)	(2,258)
Accruals related to warranties issued	377	2,368
Warranty liability – end of year	$3,457	$4,774

Note Q - Acquisitions

On April 19, 2021, the Company acquired all of the shares of Imperial Pacific Trading Company (“IPT Sink Company”) for $20,009 in cash, including a net working capital adjustment of $292, in an asset purchase. IPT Sink Company distributes sinks and fixtures to certain eCommerce, retail, home centers and services fabricators in North America. The acquisition of IPT Sink Company is a complement to the Company’s e-commerce, Home Center Market and will provide opportunities into the broad fabricator market. In connection with this acquisition, we recognized $4,355 of goodwill, which is tax deductible, and is related primarily to the expected synergies from combining the operations into our business. We also recognized $5,640 of definite-lived intangible assets, primarily related to customer relationships, which is being amortized on a straight-line basis over a weighted average amortization period of 15.4 years.

The Company incurred acquisition costs of $125 in fiscal 2021 which are included in administrative and general expenses in the consolidated statements of income.

The following table summarizes the final allocation of the purchase price to the fair value of assets acquired and liabilities assumed as of the date of the acquisition.

Accounts receivable	$3,337
Inventory, net	7,215
Inventory step up	2,181
Customer relationship	5,400
Other identifiable intangibles assets	240
Other assets	250
Accounts payable	(2,523)
Other liabilities and reserves	(446)
Net assets acquired	15,654

Goodwill	4,355

Cash consideration paid	$20,009

The following table summarizes the results of operations of IPT Sink Company included in the consolidated statement of income for fiscal 2021:

Net sales	$14,055
Net loss	554

We applied significant judgement in determining estimates and assumptions used to determine the fair value of the identifiable intangibles assets, including forecasted revenue growth rates, EBITDA margins, contributory asset charges, customer attrition rate, market-participant discount rates and assumed royalty rates.

The identifiable intangible assets and their useful life are as follows:

	Intangible Assets	Useful Life (Years)
Customer relationship	$5,400	16
Tradename	150	0.5
Non-compete agreement	90	5

The weighted average of the identifiable definite-lived intangible assets in total is 15.4 years.

Note R – Commitments, Contingencies, and Other

Approximately 10.8% of the Company’s labor force is subject to collective bargaining agreements. The current agreements expire on dates ranging from June 2023 to November 2023.

The Company, in the course of its normal business activities, is a defendant in various litigation. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s business, financial condition, or results of operations.

During 2017, an action was commenced against the Company, which claimed breach of an agreement related to environmental remediation. In 2018, the Company settled this action and recorded an estimate of the resolution in the results of operations of $261 at the end of 2018. In 2018, a separate action was commenced against the Company seeking environmental remediation. In 2019, the Company revised its estimate for environmental costs related to the environmental remediation, which increased the accrual to $1,000 classified under noncurrent other liabilities.

Exhibit 99.1
In 2017, the Company had a recall of certain coolers used in the plumbing business caused by a component part from a directly sourced vendor. In 2018, the Company settled with the vendor and was reimbursed $826 and included $206 in Cost of products sold in the results of operations at the end of 2018. The remaining amount of the settlement is to be recorded each subsequent year through November 2022 if the Company meets certain provisions in the settlement.

Note S – Guaranty

Digney York Associates, LLC (former indirect subsidiary of the Parent and indirect subsidiary of the Parent on the date of the Lease Agreement) entered into a Seventh Amendment to Lease on June 29, 2021 for a larger space in the same rental location. Because of the increased rent for the bigger space, the landlord, TIP Owner, L.L.C., required a guaranty by the ultimate parent company, Elkay Manufacturing Company. The Lease commencement date for the new space is expected to start in April or May of 2022. This will trigger the increased rental payments, which range from approximately $550 to $650 through the lease term. The maximum undiscounted amount payable under the guaranty would be $4,603. The lease term is approximately 7.5 years.

Under the guaranty, the Parent is responsible for the following in the event of default by Digney York:

1.Payment in full when due all rental payments pursuant to the terms of the lease
2.The performance and completion of all covenants, undertakings, agreements, liabilities, obligations, and requirements under the lease
3.The payment in full of all costs and expenses, including court costs/expenses and attorneys’ fees, paid or incurred by the landlord in the enforcement of the landlord’s rights under the lease or the guaranty

The Parent may be required to perform under the guaranty if Digney York is not able to make its rental payments as provided for in the lease. As of fiscal 2021, there were no circumstances that would require the Parent to fulfil its obligations under the guaranty. In the event that Digney York defaults in its lease obligations and the landlord pursues the Parent under the guaranty, Elkay Interior Systems International, Inc. (former direct subsidiary of the Parent and indirect parent of Digney York) would be required to indemnify the Parent for any losses or liabilities owed by the Parent under the guaranty pursuant to that certain Spin-Off Agreement dated as of March 6, 2022 by and between Elkay Interior Systems International, Inc. and the Parent.

Note T – Discontinued Operations and Intercompany Balances

As discussed in Note A, the financial statements are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements. All significant intercompany accounts and transactions between the businesses comprising the Company have been eliminated in the accompanying financial statements.

For the purposes of the carve-out financial statements, the Company treated a discontinued operation that occurred in February 2019 and intercompany balances with affiliates as either contributed capital or return of capital. The Company recorded a return of capital of $11,525 for the year ended January 1, 2022, $9,651 for the year ended January 2, 2021 and contributed capital of $105,142 for the year ended December 28, 2019, respectively.

Note U – Financial Information by Geographic Area

The portion of revenue attributed to North America in fiscal years 2021, 2020, and 2019, respectively, was 98.8%, 98.9%, and 97.9%. All other geographical areas were immaterial. Revenues attributed to the U.S. and Foreign regions are based upon the customer location and not the geographic location from which our products were shipped. Financial information by geographic area was as follows:

	For Year Ended
Net sales:	January 1, 2022	January 2, 2021	December 28, 2019
North America	$560,059	$465,739	$441,853
International	6,765	5,040	9,524
Total	$566,824	$470,779	$451,377

	For Year Ended
Property, plant and equipment, net:	January 1, 2022	January 2, 2021
North America	$58,458	$56,249
International	2,959	2,676
Total	$61,417	$58,925

No individual countries other than the U.S. have material property, plant, and equipment.

Note V – Subsequent Events

On February 12, 2022, Zurn Water Solutions Corporation (“Zurn” or the “Company”) entered into a definitive agreement to combine with the Parent pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zurn, Elkay, Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), as representative of the stockholders of Elkay. The Merger Agreement provides that among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Elkay would merge with Merger Sub, with Elkay surviving as a wholly-owned subsidiary of Zurn (the “Merger”). The Merger is expected to close in the third quarter of 2022.

The Company has evaluated subsequent events that occurred after the balance sheet date up to March 15, 2022. The Company did not identify any other subsequent events that would require recognition or disclosure in the consolidated carve-out financial statements.